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                      January 17, 2024

       Eddie Ni
       Chief Executive Officer
       Goldenstone Acquisition Ltd.
       4360 E. New York Street
       Aurora, IL 60504

                                                        Re: Goldenstone
Acquisition Ltd.
                                                            Form 10-K for the
Fiscal year ended March 31, 2023
                                                            Filed July 14, 2023
                                                            File No. 001-41328

       Dear Eddie Ni:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation